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                                                                   EXHIBIT 10.70

     Surrendered to SBS Trust Deed Network with request for reconveyance.

                                 STRAIGHT NOTE

$300,000.00                   Orange, California               October 28, 1999

Upon demand after Due date, for value received, I, the undersigned, promise to pay to TIME OUT, L.L.C., or order, at such place as designated by beneficiary the sum of THREE HUNDRED THOUSAND AND NO/100 Dollars, with interest from January 12, 2000 until paid, at the rate of 8% per cent per annum, payable INTEREST ONLY, or more, in monthly installments of $2,000.00, or more, commencing February 12, 2000, and continuing monthly thereafter until on or before January 12, 2001, at which time the entire unpaid principal balance plus accrued interest, if any, shall become immediately due and payable.

[JC]

Should interest not be so paid, it shall thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law. Should default be made in the payment of any installment of interest when due, then the whole sum of principal and interest shall become immediately due and payable at the option of the holder of this note. Should suit be commenced to collect this note or any portion thereof, such sum as the Court may deem reasonable shall be added hereto as attorney's fees. Principal and interest payable in lawful money of the United States of America. This note is secured by a certain DEED OF TRUST to SBS TRUST DEED NETWORK, a California corporation, as TRUSTEE.

LLO-Gas, Inc., a Delaware corp.

By:  /s/ John Castellucci
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     John Castellucci, CEO/Chairman


                               S.B.S. TRUST DEED
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                                 N E T W O R K